CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
95% Principal Protected Capped Currency-linked	$4,199,000	$234.30
Notes due 2011

December 2009 Pricing Supplement No. 256 Registration Statement No. 333-156423 Dated December 4, 2009 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Australian dollar + Brazilian real + Canadian dollar + Norwegian krone
The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket has appreciated relative to the U.S. dollar on the valuation date.  The notes are senior obligations of Morgan Stanley and all payment on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,199,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	December 4, 2009
Original issue date:	December 11, 2009 (5 business days after the pricing date)
Maturity date:	December 12, 2011
Minimum payment amount:	$950 (95% principal protection)
Interest:	None
Basket:	Basket currencies	Weighting	Initial exchange rate	Reference source
	Australian dollar (“AUD”)	25%	0.91565	Reuters page “WMRSPOT12”
	Brazilian real (“BRL”)	25%	1.7131	Reuters page “BRFR”
	Canadian dollar (“CAD”)	25%	1.05040	Reuters page “WMRSPOT09”
	Norwegian krone (“NOK”)	25%	5.66570	Reuters page “WMRSPOT06”
Payment at maturity:	$950 + supplemental redemption amount, if any, subject to the maximum payment at maturity. In no event will the payment at maturity be less than $950 or greater than the maximum payment at maturity.
Maximum payment at maturity:	$1,175.75 per note (117.575% of the stated principal amount)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	150.50%
Currency performance:
With respect to BRL, CAD and NOK:
(initial exchange rate / final average exchange rate) – 1
With respect to AUD:
(final average exchange rate / initial exchange rate) – 1
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula: currency performance x weighting
Initial exchange rate:	The exchange rate on the pricing date. See “Basket – Initial exchange rate” above.
Final average exchange rate:	The average of the exchange rates on each of the valuation dates
Exchange rate:
With respect to BRL, CAD and NOK: the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
With respect to AUD: the rate for conversion of U.S. dollars into one AUD as determined by reference to the applicable reference source described herein.

Valuation dates:	December 1, 2011, December 2, 2011, December 5, 2011, December 6, 2011 and December 7, 2011
Minimum purchase amount:	$10,000 / 10 notes
Denominations:	$1,000 and integral multiples thereof
CUSIP / ISIN:	617482JR6 / US617482JR65
Listing:	The notes will not be listed on any securities exchange.
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Note	100%	1.50%	98.50%
Total	$4,199,000	$62,985	$4,136,015
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected currency-linked notes.
The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Prospectus Supplement for Partially Capital Protected Currency-Linked Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

JPMorgan
Placement Agent

95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds the minimum payment at maturity of $950 plus the supplemental redemption amount, if any, based on whether the basket of currencies has appreciated relative to the U.S. dollar on the valuation dates, subject to a cap.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date:	Maturity date:
December 4, 2009	December 11, 2009 (5 business days after the pricing date)	December 12, 2011
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,199,000
Basket:	Basket Currencies	Weighting	Initial exchange rate
	Australian dollar (“AUD”)	25%	0.91565
	Brazilian real (“BRL”)	25%	1.7131
	Canadian dollar (“CAD”)	25%	1.05040
	Norwegian krone (“NOK”)	25%	5.66570
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Minimum payment amount:	$950 (95% principal protection)
Payment at maturity:	$950 + supplemental redemption amount, if any, subject to the maximum payment at maturity. In no event will the payment at maturity be less than $950 or greater than the maximum payment at maturity.
Maximum payment at maturity:	$1,175.75 per note (117.575% of the stated principal amount)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies

A depreciation of one or more basket currencies could partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive 95% of your principal back at maturity.
Please see “Calculating the Payment at Maturity” for full examples of how to calculate the basket performance and payment at maturity.

Currency performance:
With respect to BRL,CAD and NOK:
(initial exchange rate / final average exchange rate) – 1

With respect to AUD:
(final average exchange rate / initial exchange rate) – 1
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of each basket currency as represented by the following formula: currency performance x weighting
Participation rate:	150.50%
Initial exchange rate:	For each basket currency, the exchange rate as posted for such basket currency on the applicable reference source on the pricing date (see “Basket – Initial exchange rate” above)
Final average exchange rate:	The arithmetic average of the exchange rates posted on the applicable reference source on the valuation dates

For a description of how the final average exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Partially Capital Protected Currency-Linked Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement for partially capital protected currency-linked notes.

Risk Factors:	Please see “Risk Factors” on page 8.

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95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Exchange rate:
With respect to BRL, CAD and NOK: the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
With respect to AUD: the rate for conversion of U.S. dollars into one AUD as determined by reference to the applicable reference source described herein.
If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date and prior to any valuation date, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the initial exchange rate) with respect to each subsequent valuation date, in accordance with legal requirements and market practice.

Reference source:	AUD: Reuters “WMRSPOT12”	BRL: Reuters “BRFR”
	CAD: Reuters “WMRSPOT09”	NOK: Reuters “WMRSPOT06”
Valuation dates:	December 1, 2011, December 2, 2011, December 5, 2011, December 6, 2011 and December 7, 2011
Capital protected notes:
All references to “capital protected” in the accompanying prospectus supplement for partially capital protected currency-linked notes shall be deemed to refer to “principal protected” when read in conjunction with this pricing supplement.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482JR6
ISIN:	US617482JR65
Minimum purchase amount:	$10,000 / 10 notes
Tax considerations:
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 2.1722% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,044.2307 due at maturity. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2009	$1.1464	$1.1464
January 1, 2010 through June 30, 2010	$10.8735	$12.0199
July 1, 2010 through December 31, 2010	$10.9915	$23.0114
January 1, 2011 through June 30, 2011	$11.1109	$34.1223
July 1, 2011 through the Maturity Date	$10.1084	$44.2307

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar

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95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the basket currencies.  Such purchase activity could have affected the initial exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the underlying basket on the valuation dates before you would receive at maturity a payment that exceeds the principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $1,000 stated principal amount for a hypothetical range of basket performances. The table below reflects a maximum payment at maturity of $1,175.75 and a participation rate of 150.50%.  The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals.

Hypothetical Basket Performance	Hypothetical Supplemental Redemption Amount	Hypothetical Payment at Maturity	Hypothetical Total Return
35.0000%	$225.75	$1,175.75	17.575%
30.0000%	$225.75	$1,175.75	17.575%
25.0000%	$225.75	$1,175.75	17.575%
15.0000%	$225.75	$1,175.75	17.575%
10.0000%	$150.50	$1,100.50	10.050%
5.0000%	$75.25	$1,025.25	2.525%
3.3223%	$50.00	$1,000.00	0.000%
2.0000%	$30.10	$980.10	-1.990%
1.0000%	$15.05	$965.05	-3.495%
0.0000%	$0.00	$950.00	-5.000%
-10.0000%	$0.00	$950.00	-5.000%
-20.0000%	$0.00	$950.00	-5.000%
-30.0000%	$0.00	$950.00	-5.000%
-40.0000%	$0.00	$950.00	-5.000%
-50.0000%	$0.00	$950.00	-5.000%
-60.0000%	$0.00	$950.00	-5.000%
-70.0000%	$0.00	$950.00	-5.000%
-80.0000%	$0.00	$950.00	-5.000%
-90.0000%	$0.00	$950.00	-5.000%

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95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Payout Profile of the Notes

95% Principal Protected Capped Currency-Linked Notes due December 12, 2011 Total Return at Maturity

Note: The maximum payment at maturity is achieved when the basket performance is equal to or greater than 15%.  Investors will not participate in any basket appreciation above 15%.

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95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Calculating the Payment at Maturity

Presented below is a full example showing how to calculate the payment at maturity.

The following hypothetical example is provided for illustrative purposes only.  Actual results will vary.  Currency exchange rates or basket performances used in the examples below are hypothetical and do not reflect actual exchange rates or basket performances.

Maximum payment at maturity =      $1,175.75 per note (117.575% of the stated principal amount)

Participation rate =     150.50%

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Average Exchange Rate	% Appreciation / Depreciation
AUD	25%	0.90630	1.04225	15.00%
BRL	25%	1.74080	1.58255	10.00%
CAD	25%	1.06180	1.06180	0.00%
NOK	25%	5.66960	5.96800	–5.00%

Basket performance = Sum of currency performance values

[(final average AUD exchange rate / initial AUD exchange rate) – 1]  x  25%, plus

[(initial BRL exchange rate / final average BRL exchange rate) – 1]  x  25%, plus

[(initial CAD exchange rate / final average CAD exchange rate) – 1]  x  25%, plus

[(initial NOK exchange rate / final average NOK exchange rate) – 1]  x  25%

So, using the hypothetical exchange rates above:

[(1.04225 / 0.90630) - 1] x 25% = 3.75%, plus

[(1.74080 / 1.58255) - 1] x 25% = 2.50%, plus

[(1.06180 / 1.06180) - 1] x 25% = 0.00%, and

[(5.66960 / 5.96800) - 1] x 25% = -1.25%

equals

Basket performance   =   5.00%

Hypothetical basket performance	=	5.00%
Supplemental redemption amount	=	$1,000 x basket performance x participation rate
	=	$1,000 x 5.00% x 150.50% = $75.25
Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,025.25, which is the sum of the $950 minimum payment at maturity and the supplemental redemption amount of $75.25.

The payment at maturity cannot be greater than $1,175.75 (117.575% of the stated principal amount).

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the notes, because this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, the appreciation of the Australian dollar and the Brazilian real is partially offset by the depreciation of the Norwegian krone.

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95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.

▪
No guarantee of full return of principal at maturity.  The notes do not guarantee full return of principal at maturity.  Because the payment at maturity is equal to $950 plus the supplemental redemption amount, the basket must appreciate more than approximately 3.3223% before you would receive a payment at maturity that is greater than or equal to the stated principal amount of the notes.  You will lose money on your investment if the basket depreciates, does not appreciate or appreciates less than approximately 3.3223% against the U.S. dollar.

▪
No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities. The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity issued by us.  In addition, the return of only the minimum payment at maturity will result in a loss on your investment in the notes.

▪
The notes have limited appreciation potential. If the basket performance is greater than 15%, you will only receive the maximum payment at maturity of $1,175.75 (117.575% of the stated principal amount) for each note you hold.

▪
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.  In addition the notes are linked to the performance of the Brazilian real, an emerging market currency.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket includes the currency of a less developed and less stable economy.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country which may negatively affect the value of the notes.  For specific risks related to the Brazilian real please see the relevant descriptions under “Annex I – Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement for partially capital protected currency linked notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

▪
The recent global financial crisis can be expected to heighten currency exchange risks.  In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently

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95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  This could prevent you from avoiding significant losses.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪
Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies relative to the U.S. dollar may wholly or partially offset any increase in the value of the other basket currencies relative to the U.S. dollar.

▪
The value of a basket currency on one valuation date may offset its value on another valuation date. The notes may pay less than the stated principal amount at maturity even when one or more basket currencies have appreciated relative to their initial exchange rates on any one valuation date, as such appreciation may be partially or entirely offset by depreciation on other valuation dates.  Consequently, it is possible that you will receive at maturity an amount less than the $1,000 stated principal amount for each note you hold even if the basket’s performance is greater than approximately 3.3223% as measured on only one of the valuation dates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  We and certain of our subsidiaries, including Morgan Stanley & Co. Incorporated ("MS & Co."), may, but are not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the value of the basket currencies and, as a result, could have increased the value against the U.S. dollar at which the basket currencies must close on the valuation dates before you receive a payment at maturity that exceeds the principal amount of the notes.

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95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Historical Information

The first graph below sets forth the basket performance for the period from January 1, 2004 through December 4, 2009.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not attempt to show your expected return on an investment in the notes at maturity.  The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies relative to the U.S. dollar for each quarter in the period from January 1, 2004 through December 4, 2009.  The related graphs set forth exchange rates of each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

Basket Historical Performance January 1, 2004 to December 4, 2009

December 2009	Page 10

95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

AUD	High	Low	Period End
2004
First Quarter	0.7985	0.7336	0.7667
Second Quarter	0.7668	0.6824	0.6993
Third Quarter	0.7323	0.6885	0.7277
Fourth Quarter	0.7917	0.7216	0.7803
2005
First Quarter	0.7984	0.7553	0.7729
Second Quarter	0.7813	0.7495	0.7624
Third Quarter	0.7750	0.7393	0.7620
Fourth Quarter	0.7636	0.7242	0.7328
2006
First Quarter	0.7582	0.7049	0.7164
Second Quarter	0.7758	0.7158	0.7421
Third Quarter	0.7711	0.7419	0.7461
Fourth Quarter	0.7910	0.7421	0.7885
2007
First Quarter	0.8099	0.7704	0.8086
Second Quarter	0.8494	0.8132	0.8494
Third Quarter	0.8879	0.7912	0.8879
Fourth Quarter	0.9341	0.8573	0.8751
2008
First Quarter	0.9490	0.8613	0.9131
Second Quarter	0.9629	0.9072	0.9585
Third Quarter	0.9793	0.7907	0.7924
Fourth Quarter	0.7874	0.6013	0.7026
2009
First Quarter	0.7233	0.6300	0.6913
Second Quarter	0.8209	0.6966	0.8064
Third Quarter	0.8828	0.7786	0.8828
Fourth Quarter (through December 4, 2009)	0.9369	0.8652	0.9144

Australian dollar January 1, 2004 to December 4, 2009 (expressed as USD per 1 AUD)

December 2009	Page 11

95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

BRL	High	Low	Period End
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter (through December 4, 2009)	1.7866	1.6989	1.7315

Brazilian real January 1, 2004 to December 4, 2009 (expressed as BRL per 1 USD)

December 2009	Page 12

95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

CAD	High	Low	Period End
2004
First Quarter	1.3427	1.2716	1.3093
Second Quarter	1.3967	1.3073	1.3328
Third Quarter	1.3331	1.2613	1.2613
Fourth Quarter	1.2717	1.1774	1.2019
2005
First Quarter	1.2553	1.2012	1.2104
Second Quarter	1.2694	1.2143	1.2251
Third Quarter	1.2436	1.1630	1.1630
Fourth Quarter	1.1939	1.1501	1.1620
2006
First Quarter	1.1720	1.1316	1.1686
Second Quarter	1.1710	1.0986	1.1170
Third Quarter	1.1417	1.1037	1.1180
Fourth Quarter	1.1657	1.1153	1.1657
2007
First Quarter	1.1845	1.1540	1.1540
Second Quarter	1.1594	1.0585	1.0653
Third Quarter	1.0787	0.9922	0.9922
Fourth Quarter	1.0208	0.9203	0.9984
2008
First Quarter	1.0349	0.9753	1.0253
Second Quarter	1.0294	0.9838	1.0215
Third Quarter	1.0752	0.9999	1.0644
Fourth Quarter	1.2962	1.0627	1.2188
2009
First Quarter	1.3012	1.1797	1.2602
Second Quarter	1.2600	1.0812	1.1623
Third Quarter	1.1675	1.0646	1.0695
Fourth Quarter (through December 4, 2009)	1.0848	1.0236	1.0580

Canadian dollar January 1, 2004 to December 4, 2009 (expressed as CAD per 1 USD)

December 2009	Page 13

95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

NOK	High	Low	Period End
2004
First Quarter	7.1341	6.6614	6.8444
Second Quarter	6.9855	6.6438	6.9260
Third Quarter	7.0431	6.6851	6.7073
Fourth Quarter	6.7520	6.0521	6.0805
2005
First Quarter	6.5725	6.0732	6.3385
Second Quarter	6.5940	6.2433	6.5328
Third Quarter	6.6665	6.2191	6.5468
Fourth Quarter	6.7991	6.4232	6.7442
2006
First Quarter	6.8351	6.5140	6.5525
Second Quarter	6.5043	5.9881	6.2213
Third Quarter	6.5960	6.1221	6.5329
Fourth Quarter	6.7760	6.0949	6.2356
2007
First Quarter	6.4893	6.0823	6.0823
Second Quarter	6.1266	5.8944	5.8944
Third Quarter	5.9717	5.3869	5.3869
Fourth Quarter	5.6076	5.2715	5.4371
2008
First Quarter	5.5628	5.0653	5.0950
Second Quarter	5.2290	4.9638	5.0891
Third Quarter	5.8628	5.0497	5.8628
Fourth Quarter	7.2228	5.9069	6.9538
2009
First Quarter	7.2152	6.2838	6.7369
Second Quarter	6.8341	6.1658	6.4311
Third Quarter	6.5652	5.7726	5.7726
Fourth Quarter (through December 4, 2009)	5.8157	5.5299	5.6978

Norwegian krone January 1, 2004 to December 4, 2009 (expressed as NOK per 1 USD)

December 2009	Page 14

95% Principal Protected Capped Currency-Linked Notes due December 12, 2011
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for partially capital protected currency-linked notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for partially capital protected currency-linked notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for partially capital protected currency-linked notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Partially Capital Protected Currency-Linked Notes dated December 23, 2008

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for partially capital protected currency-linked notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

December 2009	Page 15